PRESS RELEASE

DATE: June 30, 2004
CONTACT: Michelle R. Saari
INVESTORS REAL ESTATE TRUST	WEBSITE: www.iret.com
12 South Main Street	NASDAQ: IRETS
PO Box 1988
Minot, North Dakota 58702-1988
phone: 701.837.4738
fax: 701.838.8875
email: info@iret.com

FOR IMMEDIATE RELEASE:

INVESTORS REAL ESTATE TRUST ANNOUNCES FOURTH QUARTER EARNINGS

     Minot, ND - Investors Real Estate Trust (NASDAQ:IRETS) completed its 34th year of operations on April 30, 2004. A full description and discussion of our Fiscal 2004 financial performance will be contained in our Annual Report on Form 10-K which will be filed with the SEC no later than July 14, 2004, and mailed to shareholders in August. The following is a brief report on our 4th Quarter and Fiscal 2004 results:

•	A Billion Dollar Company. Our 4th quarter property acquisitions brought IRET’s total assets over the one billion dollar mark to $1,076,316,782 on April 30, 2004, compared to $885,680,521 on April 30, 2003.

•	A Diversified Real Estate Portfolio. The properties acquired in our 34th year (mostly medical, retail and office) increased the diversity of our real estate investments.

•	34 Years of Increased Annual Distributions to Shareholders. IRET’s cash distributions to shareholders were again increased in Fiscal 2004 to 63.7 cents per share, compared to 62.5 cents paid in the prior fiscal year, an increase of 1.92%.

•	Financial Results. The following is a summary of IRET’s 4th Quarter and Fiscal 2004 financial results, compared with the prior year:

	(unaudited, in thousands, except per share amounts)
	4th Quarter		Fiscal Year
	2004	2003	2004	2003
Revenues	$38,105	$32,062	$140,505	$118,765

Net Income	$1,415	$3,801	$9,440	$12,248

Net Income/Share	$.03	$.10	$.24	$.38

Funds From Operations	$9,122	$8,883	$36,671	$34,178

Funds From Operations/Share	$.17	$.20	$.73	$.80

Press Release
Investors Real Estate Trust
June 30, 2004

Increased Distribution. The July 1, 2004, distribution is 16.05¢ per share. This is an increase from the 16.00¢ per share paid on April 1, 2004, and is a continuation of regular distribution increases. This distribution is the 133rd consecutive quarterly distribution paid by IRET.

Distribution Reinvestment. For those shareholders participating in the Distribution Reinvestment Plan, the distribution will be reinvested into additional IRET shares at a 5% discount from the closing price on the NASDAQ on July 1, 2004. A statement will be mailed after the reinvestment has been processed indicating the amount of additional shares credited to your account. If you are not participating in the reinvestment plan and would like to do so, please contact your registered securities representative or the IRET office.

Annual Meeting of Shareholders. We hope you will be in attendance at the 34th Annual Meeting of IRET shareholders which will be held at the International Inn, 1505 North Broadway, Minot, North Dakota on Tuesday, September 21, 2004, at 7:00 p.m. CST.

CONDENSED FINANCIAL STATEMENTS — FOURTH QUARTER FISCAL 2004
These condensed financial statements are unaudited. Information and footnote disclosures normally included in interim financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. A copy of our audited financial statements for the full year will be available no later than July 14, 2004.

CONDENSED BALANCE SHEET

	(unaudited, in thousands)
	04-30-04	04-30-03
ASSETS
Cash & Cash Equivalents	$31,704	$18,642
Marketable Securities	2,336	0
Receivables & Other Assets	34,206	21,714
Real Estate Owned	1,103,428	919,781
Less Accumulated Depreciation	(100,250)	(75,639)
Mortgage Receivables	4,893	1,183

TOTAL ASSETS	$1,076,317	$885,681

LIABILITIES
Mortgages Payable	$633,124	$539,397
Investment Certificates Payable	7,074	9,035
Other	48,482	27,886

TOTAL LIABILITIES	$688,680	$576,318

Press Release
Investors Real Estate Trust
June 30, 2004

CONDENSED BALANCE SHEET - continued

	(unaudited, in thousands)
	04-30-04	04-30-03
Minority Interest in Operating Partnership	$92,622	$80,377

Minority Interest in Partnerships	$16,386	$14,225

SHAREHOLDERS’ EQUITY
Preferred Shares of Beneficial Interest
1,150,000 Shares 04-30-04	$27,343	$0
0 Shares 04-30-03
Common Shares of Beneficial Interest
41,693,256 Shares 04-30-04	292,400	240,645
36,166,351 Shares 04-30-03
Accumulated Distribution and Other Losses	(41,083)	(25,884)
Accumulated Other Comprehensive Income/Loss	(31)	0

Total Shareholders’ Equity	$278,629	$214,761

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,076,317	$885,681

STATEMENT OF OPERATIONS
For the Three-Month and Twelve-Month Periods ended April 30, 2004 and 2003

	(unaudited, in thousands)
	3 Months Ended		12 Months Ended
	04-30-04	04-30-03	04-30-04	04-30-03
NET INCOME
Operating Income	$38,105	$32,062	$140,505	$118,765
Operating Expense	(36,290)	(28,425)	(128,563)	(103,896)

NET OPERATING INCOME	$1,815	$3,637	$11,942	$14,869

GAIN ON SALE OF INVESTMENTS	$160	$1,201	$999	$1,953
MINORITY INTEREST — LTD.
PARTNERS	(560)	(1,037)	(3,501)	(4,574)

NET INCOME	$1,415	$3,801	$9,440	$12,248

Press Release
Investors Real Estate Trust
June 30, 2004

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS
For the Three-Month and Twelve-Month Periods ended April 30, 2004 and 2003

	(unaudited, in thousands, except per share amounts)
	3 Months Ended						12 Months Ended
	04-30-04			04-30-03			04-30-04			04-30-03
		Weighted			Weighted			Weighted			Weighted
		Avg	Per		Avg	Per		Avg	Per		Avg	Per
	Amount	Shares	Share	Amount	Shares	Share	Amount	Shares	Share	Amount	Shares	Share
NET INCOME AVAILABLE FOR COMMON SHARES	$1,415	41,226	$.03	$3,801	35,938	$.10	$9,440	39,257	$.24	$12,248	32,574	$.38
Add Back:
Minority interest in earnings of unitholders	399	11,424		1,116	10,050		2,752	11,176		3,899	10,041

FULLY DILUTED NET INCOME	$1,814	52,650	$.03	$4,917	45,988	$.10	$12,192	50,433	$.24	$16,147	42,615	$.38

Adjustments:
Depreciation and Amortization	$7,392			$5,397			$25,079			$19,626
(Earnings)loss from depreciable property sales/impairment	(84)			(1,431)			(600)			(1,595)

FULLY DILUTED FUNDS FROM OPERATIONS	$9,122	52,650	$.17	$8,883	45,988	$.20	$36,671	50,433	$.73	$34,178	42,615	$.80

This report contains statements about future events and expectations, which are “forward-looking statements.” Any statement that is not a historical fact, including but not limited to earnings forecasts and projections of financial results, may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include but are not limited to: the potential fluctuations in our operating results; need for additional capital; the direction of interest rates and their subsequent effect on our business; competition; our ability to attract and retain skilled personnel; and those risks and uncertainties discussed in filings made by us with the Securities and Exchange Commission.

END